UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Third Amendment

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLIANCE MEDIA GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

7812

(Primary Standard Industrial Classification Code Number)

45-4944960

(I.R.S. Employer Identification Number)

400 N Congress Avenue Suite 130

West Palm Beach, FL 33401

(888) 607-3555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert L. B. Diener, Esq.

Law Offices of Robert Diener

56 Laenani Street

Haiku, HI 96708

(310) 396-1691

(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time following the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer [  ]  Accelerated filer [  ] Non-accelerated filer (Do not check if a smaller reporting company) [  ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	5,910,000	$1.00	$5,910,000	$677.29
Total	5,910,000	$1.00	$5,910,000	$677.29

______________

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

5,910,000

Shares of Common Stock

Par Value $0.001 Per Share

This prospectus relates to the offering by the selling stockholders of ALLIANCE MEDIA GROUP HOLDINGS, INC. of up to 5,910,000 shares of our common stock, par value $0.001 per share. We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $1.00 per share until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock does not currently trade in the public market.

Because we generated less than $1 billion in total annual gross revenues during our most recently completed fiscal year, we qualify as an "emerging growth company" under the Jumpstart Our Business Startups ("JOBS") Act.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority ("FINRA") for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

The information contained in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by ALLIANCE MEDIA GROUP HOLDINGS, INC. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September __ , 2012

SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “AMG,” “we,” “us,” the “Company” and “our,” refer to ALLIANCE MEDIA GROUP HOLDINGS, INC., a Nevada corporation.

Without taking into account the offering, we will run out of funds approximately October 31, 2012. Following this offering, we will additionally incur public company reporting costs of approximately $25,000 per year or $6,250 per quarter. Based upon our monthly burn rate, together with a pro rata portion of our public company reporting costs, we will run out of funds not later than November 30, 2012. To fund the Company’s operating expenses following November 30, 2012, the Company will clearly require additional funding for ongoing operations and to finance such film projects it may identify.

Our near term financing requirement (less than 12 months), is anticipated to be approximately $1,250,000, which includes a monthly overhead burn rate of $3,650, repayment of convertible debentures totaling $80,000, public reporting costs and the remainder allocated to the production of the Company’s first film. Of this amount, the Company will need approximately $50,000 prior to December 31, 2012 and an additional approximately $150,000 immediately after January 1, 2013. The remaining near term financing requirement must fund at or prior to the beginning of the production of the Company’s first film.

Beyond our near term financing requirement (more than 12 months), we will need an additional approximately $5,000,000 to implement the Company’s plan of operations.  Of this amount, we anticipate that we will need approximately $2,000,000 of the total amount required in the third quarter of 2013 with the remainder coming needed in early 2014.

The foregoing represents the Company’s best estimates as of the date of this Prospectus and may materially vary based upon actual experience.

The inability to obtain this funding either in the near term and/or longer term will materially affect the ability of the Company to implement its business plan of operations and jeopardize the viability of the Company.  In that case, the Company may need to suspend its operations and reevaluate and revise its plan of operations

THE COMPANY

Business Overview

From inception (March 28, 2012), Alliance Media Group Holdings, Inc. (the “Company”) was organized as a vehicle to engage in the commercial production, distribution and exploitation of Motion Pictures and other Entertainment products including but not limited to animation, television, live events, commercial retail and destination property’s as well as other entertainment related enterprises such as theme parks and theme restaurants and destinations. As of the date of this prospectus, the Company has yet to engage in any meaningful business activities and is an early development stage company.

The Company has not generated any revenues to date and has incurred operating losses. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a loss of your investment. Our independent registered public accountant has issued an audit opinion for the Company which includes a statement expressing substantial doubt as to our ability to continue as a going concern. The Company has generated net losses of $28,650 and $39,235 for the periods ended April 30, 2012 (audited) and June 30, 2012 (unaudited), respectively.

The Company’s goal is to create motion pictures and to fully exploit the Films and the Ancillary Rights through several avenues, including theatrical release, cable television, home viewing versions (DVD, VHS) and the Internet. The Company intends to achieve growth through both acquisition and internally generated business. The Company intends to promote the Films utilizing industry marketing efforts such as advance publicity and utilizing recent technological advances through the Internet as well as a target-specific marketing campaigns. The Company intends to establish a website and to explore possibilities including publicizing the Company on, and allowing audiences to download trailers, highlights, clips, script excerpts and/or artwork from such website. The Company’s Officers and consultants have experience in feature film production, distribution and promotions, including target-specific marketing efforts. (See MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS; Plan of Operation, below),

The Company currently has under consideration a number of potential film productions and opportunities to distribute films which are either in process or are in the planning stages. The Company is also reviewing and considering several opportunities to distribute productions which are either under production or have completed production by third parties. At this time, the Company has yet to enter into any specific commitments. It is the

Company’s goal to enter into at least one specific production commitment prior to the end of calendar 2012. Notwithstanding, the Company is not able to state any specific milestones until it has undertaken at least its first production. While the Company expects that its initial productions will be financed on a project-by-project basis, the Company believes that it will be able to attract additional equity or debt financing on a corporate level once it has projects which are in a committed status based on the value of such projects. The Company believes that it will not be able to undertake any production projects without obtaining both film project finance and additional funding at the corporate level. At this time, the Company has no commitments for any additional project or corporate finance. As a result, the Company’s first milestone will be to make specific commitments to specific film productions. Once these commitments are in hand, the Company will proceed to assemble financing in the manner set forth below (see INDEPENDENT MOTION PICTURE INDUSTRY OVERVIEW, below). Notwithstanding, there are no guarantees that the Company will ever be able to raise any additional funding on either a project finance or corporate level and it has no present commitments to provide any such finance.

Initial Capital Formation

On April 2, 2012, the Registrant sold an aggregate of 15,000,000 shares of Company Common Stock to its founders, Daniel de Liege (5,000,000 shares), Mark W. Koch (5,000,000 shares) and Johan Sturm (5,000,000 shares) for an aggregate investment of $15,000. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

On April 9, 2012, the Registrant sold an aggregate of 400,000 shares of Company Common Stock to four of the Company’s newly appointed directors for an aggregate investment of $4,000.00. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

Also on April 9, 2012, the Registrant sold an aggregate of 865,000 shares of Company Common stock to ten (10) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $8,650 on account of such share issuances. There were no written agreements with any of the consultants.

Also on April 9, 2012, the Registrant sold an aggregate of 2,000,000 shares of Company Common stock to three (3) persons who had been instrumental in the development of the concepts behind the Company’s Business Plan and who continue to be critical to the implementation of the same. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $20,000 on account of such share issuances. There were no written agreements with any of these persons.

On April 30, 2012, the Company completed a private offering of 1,000,000 shares to 29 investors at $0.01 per share for an aggregate investment of $10,000. The Registrant sold these shares of Common Stock under an exemption from registration provided by Regulation D (Rule 506) issued pursuant to the Securities Act.

On May 4, 2012, the Company sold an aggregate of 130,000 shares of Company Common stock to two (2) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $1,300 on account of such share issuances. There were no written agreements with any of these consultants.

On July 6, 2012, the Company issued a Convertible Debenture in the face amount of $50,000 to W. Evan Tullos. The Debenture indebtedness is due and payable on July 1, 2013 and bears interest at a rate of ten percent (10%) per annum, payable at maturity. The face amount of the Debenture is convertible at the option of the holder into shares of the Company’s common stock at a conversion rate of $0.12 per share or is subject to automatic conversion at the same conversion rate in the event the Company’s common stock trades at a price in excess of $1.00 per share in excess of thirty (30) consecutive trading days. A copy of the Debenture is attached as Exhibit 10.1 and is incorporated herein by this reference.

On July 31, 2012, the Company issued a Convertible Debenture in the face amount of $30,000 to Jena Waldron. The Debenture indebtedness is due and payable on July 31, 2013 and bears interest at a rate of ten percent (10%) per annum, payable at maturity. The face amount of the Debenture is convertible at the option of the holder into shares of the Company’s common stock at a conversion rate of $0.12 per share or is subject to automatic conversion at the same conversion rate in the event the Company’s common stock trades at a price in excess of $1.00 per share in excess of thirty (30) consecutive trading days. A copy of the Debenture is attached as Exhibit 10.2 and is incorporated herein by this reference.

As of August 28, 2012, the Company had $8,730.42 cash on hand and anticipates a monthly “burn rate” of approximately $3,650.00 for overhead until the Company commences actual operations. Such expenses comprise the following approximate amounts:

Office Rent	$1,600
Phone:	$335
Utilities:	$300
Office Supplies	$250
Travel:	$1,000
Data Services:	$150

Without taking into account the offering, we will run out of funds approximately October 31, 2012. Following this offering, we will additionally incur public company reporting costs of approximately $25,000 per year or $6,250 per quarter. Based upon our monthly burn rate, together with a pro rata portion of our public company reporting costs, we will run out of funds not later than November 30, 2012. To fund the Company’s operating expenses following November 30, 2012, t he Company will clearly require additional funding for ongoing operations and to finance such film projects it may identify .

Emerging Growth Company Status Under the Jumpstart Our Business Startups ("JOBS") Act

Because we generated less than $1 billion in total annual gross revenues during our most recently completed fiscal year, we qualify as an "emerging growth company" under the Jumpstart Our Business Startups ("JOBS") Act.

We will lose our emerging growth company status on the earliest occurrence of any of the following events:

1. On the last day of any fiscal year in which we earn at least $1 billion in total annual gross revenues, which amount is adjusted for inflation every five years;

2. On the last day of the fiscal year of the issuer following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement;

3. On the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

4. On the date on which such issuer is deemed to be a “large accelerated filer”, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto. A "large accelerated filer" is an issuer that, at the end of its fiscal year, meets the following conditions:

a. It has an aggregate worldwide market value of the voting and non-voting common equity held by its non-affiliates of $700 million or more as of the last business day of the issuer's most recently completed second fiscal quarter;

b.  It has been subject to the requirements of section 13(a) or 15(d) of the Act for a period of at least twelve calendar months; and

c.  It has filed at least one annual report pursuant to section 13(a) or 15(d) of the Act.

As an emerging growth company, exemptions from the following provisions are available to us:

1. Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation of internal controls;

2. Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;

3. Section 14(i) of the Exchange Act (which has not yet been implemented), which requires companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;

4. Section 953(b)(1) of the Dodd-Frank Act (which has not yet been implemented), which requires companies to disclose the ratio between the annual total compensation of the CEO and the median of the annual total compensation of all employees of the companies; and

5. The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K. Instead, an emerging growth company must only comply with the more limited provisions of Item 402 applicable to smaller reporting companies, regardless of the issuer's size.

Pursuant to Section 107 of the JOBS Act, an emerging growth company may choose to forgo such exemption and instead comply with the requirements that apply to an issuer that is not an emerging growth company. We have elected to maintain our status as an emerging growth company and take advantage of the JOBS Act provisions.

This Prospectus

The 1,000,000 shares issued in connection with the Company’s most recent stock offering are not eligible for re-sale unless duly registered with the U.S. Securities and Exchange Commission. The purpose of this registration statement is to register the shares sold in that offering and certain of the shares of the founders and early shareholders of the Company. We will not receive any proceeds from any sales of these shares.

THE OFFERING

Common stock currently outstanding	19,395,000 shares(1)
Common stock offered by the selling stockholders	5,910,000 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.

__________________

(1)	Shares of common stock outstanding as of August 28, 2012.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated May 17, 2012, our independent auditors stated that our financial statements for the period ended April 30, 2012 were prepared assuming that we would continue as a going concern and they expressed substantial doubt about our ability to continue as a going concern. This doubt is based entirely upon the Company’s current lack of resources to execute its business plan. Our ability to continue as a going concern is an issue as we have just commenced operations as a development stage company. In our early stages of operations, we expect to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we are unable to continue as a going concern, you may lose your entire investment.

Without taking into account the offering, we will run out of funds approximately October 31, 2012. Following this offering, we will additionally incur public company reporting costs of approximately $25,000 per year or $6,250 per quarter. Based upon our monthly burn rate, together with a pro rata portion of our public company reporting costs, we will run out of funds not later than November 30, 2012. To fund the Company’s operating expenses following November 30, 2012, the Company will clearly require additional funding for ongoing operations and to finance such film projects it may identify.

Our near term financing requirement (less than 12 months), is anticipated to be approximately $1,250,000, which includes a monthly overhead burn rate of $3,650, repayment of convertible debentures totaling $80,000, public reporting costs and the remainder allocated to the production of the Company’s first film.  Of this amount, the Company will need approximately $50,000 prior to December 31, 2012 and an additional approximately $150,000 immediately after January 1, 2013. The remaining near term financing requirement must fund at or prior to the beginning of the production of the Company’s first film.

Beyond our near term financing requirement (more than 12 months), we will need an additional approximately $5,000,000 to implement the Company’s plan of operations. Of this amount, we anticipate that we will need approximately $2,000,000 of the total amount required in the third quarter of 2013 with the remainder coming needed in early 2014.

The foregoing represents the Company’s best estimates as of the date of this Prospectus and may materially vary based upon actual experience.

The inability to obtain this funding either in the near term and/or longer term will materially affect the ability of the Company to implement its business plan of operations and jeopardize the viability of the Company.  In that case, the Company may need to suspend its operations and reevaluate and revise its plan of operations

We were formed in March 2012 and have a limited operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are a development stage company with no operating results to date. Since we do not have an established operating history or regular sales yet, you will have no basis upon which to evaluate our ability to achieve our business objectives.

The absence of any significant operating history for us makes forecasting our revenue and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls or unexpected expenses.

As a result of the absence of any operating history for us, it is difficult to accurately forecast our future revenue. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenue. Revenue and operating results are difficult to forecast because they generally depend on our ability to promote and sell our services. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We are currently in the early stages of developing our business. There can be no assurance that at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

•

Competition

•

ability to anticipate and adapt to a competitive market;

•

ability to effectively manage expanding operations; amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

•

dependence upon key personnel to market and sell our services and the loss of one of our key managers may adversely affect the marketing of our services.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

We have no profitable operating history and May Never Achieve Profitability

From inception (March 28, 2012), Alliance Media Group Holdings, Inc. was organized as a vehicle to engage in the commercial production, distribution and exploitation of Motion Pictures and other Entertainment products including but not limited to animation, television, live events, commercial retail and destination property’s as well as other entertainment related enterprises such as theme parks and theme restaurants and destinations. As of the date of this prospectus, the Company has yet to engage in any meaningful business activities and is an early development stage company. Through June 30, 2012, the Company has not generated any revenues and the principals of the Company have worked without salary and the Company has operated with minimal overhead. We are an early stage company and have a limited history of operations. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in our business sector. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, and unanticipated difficulties regarding the marketing and sale of our services. There can be no assurance that we will ever generate significant commercial sales or achieve profitability. Should this be the case, our common stock could become worthless and investors in our common stock or other securities could lose their entire investment.

Without taking into account the offering, we will run out of funds approximately October 31, 2012. Following this offering, we will additionally incur public company reporting costs of approximately $25,000 per year or $6,250 per quarter. Based upon our monthly burn rate, together with a pro rata portion of our public company reporting costs, we will run out of funds not later than November 30, 2012. ;To fund the Company’s operating expenses following November 30, 2012, the Company will clearly require additional funding for ongoing operations and to finance such film projects it may identify.

Our near term financing requirement (less than 12 months), is anticipated to be approximately $1,250,000, which includes a monthly overhead burn rate of $3,650, repayment of convertible debentures totaling $80,000, public reporting costs and the remainder allocated to the production of the Company’s first film. ;Of this amount, the Company will need approximately $50,000 prior to December 31, 2012 and an additional approximately $150,000 immediately after January 1, 2013.  The remaining near term financing requirement must fund at or prior to the beginning of the production of the Company’s first film.

Beyond our near term financing requirement (more than 12 months), we will need an additional approximately $5,000,000 to implement the Company’s plan of operations.  Of this amount, we anticipate that we will need approximately $2,000,000 of the total amount required in the third quarter of 2013 with the remainder coming needed in early 2014.

The foregoing represents the Company’s best estimates as of the date of this Prospectus and may materially vary based upon actual experience.

The inability to obtain this funding either in the near term and/or longer term will materially affect the ability of the Company to implement its business plan of operations and jeopardize the viability of the Company.  In that case, the Company may need to suspend its operations and reevaluate and revise its plan of operations

Dependence on our Management, without whose services Company business operations could cease.

At this time, our management is wholly responsible for the development and execution of our business plan. Our management is under no contractual obligation to remain employed by us, although they have no present intent to leave. If our management should choose to leave us for any reason before we have hired additional personnel our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find qualified management who could develop our business along the lines described herein or would be willing to work for compensation the Company could afford. Without such management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our officers and directors devote limited time to the Company’s business and are engaged in other business activities

At this time, none of our officers and directors devotes his full-time attention to the Company’s business. At the present time, we anticipate that Daniel de Liege, our CEO, will spend approximately 30 hours per week working on Company business. He also expects to spend approximately 20 hours per week in his role as President of Prelude Pictures. There exists the possibility that Mr. De Liege’s activities with Prelude Pictures could interfere with his responsibilities to the Company and that the Company’s operations could be adversely impacted by such conflict. Additionally, Frank Gutta, our CFO, will initially devote approximately 10 hours per week to the Company’s business and intends to expand this time as business dictates. Mr. Gutta is a CPA with an ongoing business. There exists the possibility that Mr. Gutta’s other activities will result in a conflict of interest with the Company’s business and prevent him from fully discharging his responsibilities to the Company and the timely production of financial information for the Company. Without full-time devoted management, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Concentrated control risks; shareholders could be unable to control or influence key corporate actions or effect changes in the Company’s board of directors or management.

Our current officers and directors currently own 15,000,000 shares of our common stock, representing approximately 78.89% of the voting control of the Company. Our current officers and directors therefore have the power to make all major decisions regarding our affairs, including decisions regarding whether or not to issue stock and for what consideration, whether or not to sell all or substantially all of our assets and for what consideration and whether or not to authorize more stock for issuance or otherwise amend our charter or bylaws.

Lack of additional working capital may cause curtailment of any expansion plans while raising of capital through sale of equity securities would dilute existing shareholders’ percentage of ownership

Without taking into account the offering, we will run out of funds approximately October 31, 2012. Following this offering, we will additionally incur public company reporting costs of approximately $25,000 per year or $6,250 per quarter. Based upon our monthly burn rate, together with a pro rata portion of our public company reporting costs, we will run out of funds not later than November 30, 2012. To fund the Company’s operating expenses following November 30, 2012, the Company will clearly require additional funding for ongoing operations and to finance such film projects it may identify. A shortage of capital would affect our ability to fund our working capital requirements. If we require additional capital, funds may not be available on acceptable terms, if at all. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could dilute existing shareholders. If funds are not available, we could be placed in the position of having to cease all operations.

We do not presently have a traditional credit facility with a financial institution. This absence may adversely affect our operations

We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility with a financial institution could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. Without such credit facilities, the Company could be forced to cease operations and investors in our common stock or other securities could lose their entire investment.

Our inability to successfully achieve a critical mass of revenues could adversely affect our financial condition

No assurance can be given that we will be able to successfully achieve a critical mass of revenue in order to cover our operating expenses and achieve sustainable profitability. Without such critical mass of revenues, the Company could be forced to cease operations.

Our success is substantially dependent on general economic conditions and business trends in the entertainment industry, a downturn of which could adversely affect our operations

The success of our operations depends to a significant extent upon a number of factors relating to consumer spending. These factors include economic conditions, activity in the financial markets, general business conditions, personnel cost, inflation, interest rates and taxation. Our business is affected by the general condition and economic stability of our consumers and their continued willingness to expend funds on our productions. An overall decline in the demand for entertainment media could cause a reduction in our sales and the Company could face a situation where it never achieves a critical mass of revenues and thereby be forced to cease operations.

Changes in generally accepted accounting principles could have an adverse effect on our business financial condition, cash flows, revenue and results of operations

We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance. Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate. Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with no current full-time employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and its ability to compete effectively will depend, in part, on its ability to manage any future growth effectively.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We have offered and sold our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of our prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by investors themselves.

If any prior offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

We incur costs associated with SEC reporting compliance.

The Company made the decision to become an SEC “reporting company” in order to comply with applicable laws and regulations. We incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $25,000 per year. On balance, the Company determined that the incurrence of such costs and expenses was preferable to the Company being in a position where it had very limited access to additional capital funding.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share, of which, as of August 28, 2012, 19,395,000 shares of common stock were issued and outstanding. Additional shares may be issued by our board of directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

Our need for additional capital that could dilute the ownership interest of investors.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by the Company may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

We may not have adequate internal accounting controls. While we have certain internal procedures in our budgeting, forecasting and in the management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. Our board of directors has not designated an Audit Committee and we do not have any outside directors. We do not have a dedicated full time Chief Financial Officer. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under US securities laws.

We may not have adequate insurance coverage

We currently have only general liability insurance and we cannot assure you that we would not face liability upon the occurrence of any uninsured event which could result in any loss or damages being assessed against the Company.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to extensive federal, state and local laws and regulations relating to the financial markets. Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations. Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

We do not intend to pay cash dividends in the foreseeable future

We currently intend to retain all future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

There is currently no market for our securities and there can be no assurance that any market will ever develop or that our common stock will be listed for trading.

There has not been any established trading market for our common stock and there is currently no market for our securities. Even if we are ultimately approved for trading on the OTC Bulletin Board (“OTCBB”), there can be no assurance as the prices at which our common stock will trade if a trading market develops, of which there can be no assurance. Until our common stock is fully distributed and an orderly market develops, (if ever) in our common stock, the price at which it trades is likely to fluctuate significantly.

Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of us and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock. Due to the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in the securities.

Our common stock is subject to the Penny Stock Regulations

Our common stock will likely be subject to the SEC's “penny stock” rules to the extent that the price remains less than $5.00. Those rules, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale, may further limit your ability to sell your shares.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock, when and if a trading market develops, may fall within the definition of penny stock and subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the `penny stock` rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

Our common stock is illiquid and subject to price volatility unrelated to our operations

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be deemed to be a “shell company”

Rule 405 promulgated under the Securities Act of 1933 defines a “shell company” as a registrant… that has: no or nominal operations; and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets. While the Company does not believe that it is a “shell company”, designation as a “shell company” could result in the application of Rule 144(i), which would limit the availability of the exemption from registration provided in Rule 144 for certain shares of Company common stock and could result in certain persons affiliated with the Company being deemed “statutory underwriters under Rule 145(c).

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold shareholder advisory votes on executive compensation.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act.

Under the JOBS Act we have elected to use an extended period for complying with new or revised accounting standards.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which allows us to delay adoption of new or revised accounting standards that have different effective dates for public and private until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

If we fail to obtain financing for the production of a motion picture, our business may fail.

We may not have  sufficient capital to meet our operating requirements for more than 2 months , much less the funds to support the funding of the production of any motion pictures. We intend to make motion pictures with production budgets of $3-10 million or more. We will need to raise all the money required to fund the production of motion pictures from outside financing. Such financing could take the form of co-production or joint venture arrangements or partnerships, additional sales of our securities or an operating line of credit. Regardless of the amount of money we raise, additional financing will be needed to produce additional motion pictures. No assurance can be given that financing will be available to us, at all, or on favorable terms. Unless such additional financing is available to us, our production activities may be materially adversely affected and you may lose your entire investment. We have no financing commitments at this time.

If we fail to obtain additional funding at a corporate level, our business may fail.

We may not have sufficient capital to meet our operating requirements for more than two months , much less the funds to support the funding of the production of any motion pictures. We will require additional corporate funding to cover costs of corporate overhead which are not funded by film project financing. We are also anticipating providing a portion of the funding for various film productions. Such financing could take the form of equity or debt funding or a combination of both. No assurance can be given that funding will be available to us, at all, or on favorable terms. Unless such additional funding is available to us, our corporate capabilities may be materially adversely restricted and you may lose your entire investment. We have no additional funding commitments at this time.

If we are unable to produce commercially successful films, our business may fail.

Producing films involves substantial risks, because it requires that we spend significant funds based entirely on our preliminary evaluation of the screenplay's commercial potential as a film. It is impossible to predict the success of any film before the production starts. The ability of a motion picture to generate revenues will depend upon a variety of unpredictable factors, including:

*    public taste, which is always subject to change;

*    the quantity and popularity of other films and leisure activities available to the public at the time of our release;

*    the competition for exhibition at movie theatres, through video retailers, on cable television and through other forms of distribution; and

*    the fact that not all films are distributed in all media.

For any of these reasons, the films that we produce may be commercially unsuccessful and our business may fail.

If we are unable to secure distribution of our films, our business will suffer.

Because we may initially lack the resources to distribute our films ourselves, we plan to enter into distribution agreements with established distribution companies. As a result, we may be unable to secure distribution agreements or revenue guarantees before funds are spent on production. In addition, if we are unable to obtain theatrical distribution on acceptable terms, we may evaluate other alternatives such as retaining a distributor as an independent contractor or bypassing theatrical distribution altogether. If we retain a distributor as an independent contractor we may need to seek additional financing to cover this cost, which we anticipate will be $50,000 to $100,000 per film. If we bypass theatrical distribution and attempt to release our films directly to pay cable or home video, we may not generate enough revenues to become profitable. If we are unable to obtain adequate distribution, we may not have the ability to generate sufficient revenues to fund our production costs and operating expenses.

If we fail to protect our intellectual property and proprietary rights adequately, our business could be adversely affected.

We seek to protect our intellectual property through trade secrets, copyrights, confidentiality, non-compete and nondisclosure agreements, trademarks, domain names and other measures, some of which afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use property that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Intellectual property protections may also be unavailable, limited or difficult to enforce in some countries, which could make it easier for competitors to steal our intellectual property. Our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business, financial condition and results of operations.

An assertion by a third party that we are infringing its intellectual property could subject us to costly and time-consuming litigation or expensive licenses and our business might be harmed.

We might not prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in such litigation. Defending such claims, regardless of their merit, could be time-consuming and distracting to management, result in costly litigation or settlement, cause development delays, or require us to enter into licensing agreements.

The motion picture industry is highly unionized and labor actions could adversely affect the Company’s ability to complete productions in a timely manner within projected budgets.

While the motion picture industry is highly unionized, the Company intends to produce both Union and non-Union pictures. Lower budget films (such as many the Company intends to produce) may be produced on a non-Union basis, which may limit certain distribution channels available for the film. When producing a Union film, the costs of the production are increased significantly and there is always a risk of a labor dispute within the any of the unions and studios involved in the production, which could result in a work stoppage. This is a general risk which affects the entire industry and not the Company specifically. While work stoppages are rare within the film industry, they have occurred and have been quite costly to the entire motion picture industry. The Company cannot specifically estimate the direct or indirect cost of any particular work stoppage.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with or shortly after the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

As of August 28, 2012, there were 50 record holders of our common stock and there were 19,395,000 shares of our common stock outstanding. No public market currently exists for shares of our common stock. We intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Equity Compensation Plan Information

We have no outstanding stock options or other equity compensation plans.

Reports

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is Island Stock Transfer.

 Dividend Policy

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

Equity Compensation Plan Information

We have no outstanding stock options or other equity compensation plans.

FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the period from inception (March 28, 2012) through April 30, 2012. There is no comparable data for prior periods. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of April 30, 2012
Balance Sheet Data:
Assets	$10,000
Liabilities	$—
Total Stockholders’ Equity	$10,000
Statement of Operations Data:
Revenue	$—
Operating Expenses	$28,650
Other Expenses	$—
Net Loss	$(28,650)
Basis and Diluted Loss Per Share	$0.00
Weighted Average Number of Shares Outstanding	16,072,167

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the three-month period ended June 30, 2012. There is no comparable data for prior periods. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of June 30, 2012
Balance Sheet Data:
Assets	$715
Liabilities	$—
Total Stockholders’ Equity	$715
Statement of Operations Data:
Revenue	$—
Operating Expenses	$39,235
Other Expenses	$—
Net Loss	$(39,235)
Basis and Diluted Loss Per Share	$0.00
Weighted Average Number of Shares Outstanding	18,704,835

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the period from inception (March 28, 2012) to April 30, 2012 and for the three months ended June 30, 2012 and should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “Our Business” sections in this Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Plan of Operation

From inception (March 28, 2012), Alliance Media Group Holdings, Inc. (the “Company”) was organized as a vehicle to engage in the commercial production, distribution and exploitation of Motion Pictures and other Entertainment products including but not limited to animation, television, live events, commercial retail and destination property’s as well as other entertainment related enterprises such as theme parks and theme restaurants and destinations. As of the date of this prospectus, the Company has yet to engage in any meaningful business activities and is an early development stage company.

The Company’s goal is to create motion pictures and to fully exploit the Films and the Ancillary Rights through several avenues, including theatrical release, cable television, home viewing versions (DVD, VHS) and the Internet. The Company intends to achieve growth through both acquisition and internally generated business. The Company intends to promote the Films utilizing industry marketing efforts such as advance publicity and utilizing recent technological advances through the Internet as well as a target-specific marketing campaigns. The Company intends to establish a website and to explore possibilities including publicizing the Company on, and allowing audiences to download trailers, highlights, clips, script excerpts and/or artwork from such website. The Company’s Officers and consultants have experience in feature film production, distribution and promotions, including target-specific marketing efforts.

The Business

Initially, the Company intends to be almost exclusively a film production company which will seek distribution of its productions through third party distributors. With the passage of time, the Company will consider building a distribution infrastructure to not only distribute its own productions but also films produced by third parties. Given that the film distribution business required significant financial resources, the Company does not intend to enter the film distribution business until is has successfully established itself in the film production business and therefore an investor should not rely on the potential that the Company will enter the film distribution business in the near term, if ever.

We intend to make motion pictures with production budgets of $3-10 million or more. We will need to raise all the money required to fund the production of motion pictures from outside financing. Such financing could take the form of co-production or joint venture arrangements or partnerships, additional sales of our securities or an operating line of credit. Regardless of the amount of money we raise, additional financing will be needed to produce additional motion pictures. No assurance can be given that financing will be available to us, at all, or on favorable terms. Unless such additional financing is available to us, our production activities may be materially adversely affected and you may lose your entire investment. We have no financing commitments at this time.

With respect to the budget of a film, it is generally accepted in the motion picture industry that one is referring to the final cost of producing a negative from which the final distribution copies can be produced (i.e. the actual cost of making and delivering the picture.) A $5,000,000 motion picture for instance might cost approximately $500,000 to develop; approximately $750,000 to be expended during pre-production; approximately $2,500,000 expended during principal photography and approximately $1,250,000 during post production.

Depending on the production and the film, it may be financed through a combination of State-sponsored incentive programs, production agreements with local production vendors and cash advances raised through a variety of sources including but not limited to pre-sale of territorial rights, bank loans and private investment.

The marketing and distribution of the film is financed separately and is either the responsibility of a third-party contracted distributor or it may be a function of the Company through a variety of sources including but not limited to bank loans and private investment.

It will be the responsibility of management and the Board of Directors to utilize its expertise and experience to determine the best possible financing scenario for each project to be implemented.

The Company intends to seek to identify and acquire story rights, complete screenplays, and complete projects ready for distribution through a number of sources. These sources include talent agencies that represent writers, directors and producers, law firms that specialize in the representation of writers, directors and producers, unions and guilds including the Screen Actors Guild, the Directors Guild and the Writers Guild of America.

In addition the Company intends to seek to form strategic alliances with various domestic and foreign sales agents. This will allow the Company access to various film markets that take place several times a year. It is part of the Company’s business plan to potentially acquire production and distribution companies that also may have production rights already under their control. At the date of this Prospectus, the Company does not have any current plans or arrangements to acquire any other companies or businesses.

The Company currently has under consideration a number of potential film productions and opportunities to distribute films which are either in process or are in the planning stages. The Company is also reviewing and considering several opportunities to distribute productions which are either under production or have completed production by third parties. At this time, the Company has yet to enter into any specific commitments. It is the Company’s goal to enter into at least one specific production commitment prior to the end of calendar 2012. Notwithstanding, the Company is not able to state any specific milestones until it has undertaken at least its first production. While the Company expects that its initial productions will be financed on a project-by-project basis, the Company believes that it will be able to attract additional equity or debt financing on a corporate level once it has projects which are in a committed status based on the value of such projects. The Company believes that it will not be able to undertake any production projects without obtaining both film project finance and additional funding at the corporate level. At this time, the Company has no commitments for any additional project or corporate finance. As a result, the Company’s first milestone will be to make specific commitments to specific film productions.

As of the current date, management and members of the Board have met with various producers, writers, distributors, sales agents and studio executives, in the United States and in Europe, to begin the process of identifying and eventually engaging in working relationships for the purpose of developing, producing and distributing the Company productions once the rights to a property have been secured by the Company. In addition, we have disclosed that Company Management and members of the Board have met with sources of motion picture production financing in the United States, South Africa and Europe to seek commitments for financing productions which the Company intends to undertake. No such commitments or agreements in principle have been obtained as of the current date.

The Company has entered into preliminary negotiations with Prelude Pictures (“Prelude”) to potentially acquire rights to one of Prelude’s unproduced screenplays. At this date, no agreement has been reached and there is no guarantee one can be reached. Notwithstanding, if an agreement is eventually reached between Prelude and the Company, then the parties would execute a rights purchase agreement and the Company would begin the development process with respect to the purchased property. The development process can take anywhere from 30 to 120 days and the Company would intend to complete this process during calendar year 2012. During the development process, the Company would undertake to secure the production financing through one of the sources that the Company has identified. Thereafter, the Company would undertake to secure talent and production staff for the production. Upon completion of these two tasks, the Company would intend to schedule the actual production of the film.

The process of assembling financing and undertaking production of independent films is detailed in the INDEPENDENT MOTION PICTURE INDUSTRY OVERVIEW, below. Notwithstanding, there are no guarantees that the Company will ever be able to raise any additional funding on either a project finance or corporate level and it has no present commitments to provide any such finance.

INDEPENDENT MOTION PICTURE INDUSTRY OVERVIEW

General

Independent Motion Pictures are differentiated from the typical theatrical production which is made with the backing and support of a major film studio. These major productions are largely financed from inception by the major studios which also retain the bulk of the distribution rights for the film. These films tend to have larger budgets (generally over $10 million). Independent Motion Pictures are often produced initially without the backing of a major studio and are financed using a combination of investor funding, the sale of territorial or distribution channel distribution rights and loans (which are often collateralized by the proceeds of the sale of distribution rights. Independent Motion Picture Producers may often obtain the services of name talent by providing them a percentage ownership participation in the production in lieu of cash salary. Finally, Independent Motion Picture producers often take advantage of government incentive programs (such as those provided by Canada and France) which will provide funding based on the inclusion of local content in the film. Many of these are co-productions with production companies which have been established in the markets providing incentives which facilitate arranging for financing in those markets.

The manner in which Independent Motion Pictures are financed, produced and marketed greatly depends on factors such as genre, budget, star power, location and target market or audience. The Company believes that the management and board of directors have experience in marketing, advertising and promoting films of a significant cross-section of genres.

Essentially, there are three ways that an independent film is financed; 1) private investment; 2) mixture of private investment and domestic and foreign financial incentive programs and 3) pre-sale of certain distribution rights (i.e. foreign territories, video on demand, cable TV, etc.) then using those pre-sale contracts as collateral to secure bank or institutional financing. The financial of a production may include any or all of the above sources of financing. Each film project is evaluated on its own merits and a decision is made by the producers as to which the financing strategy which is most suitable for the particular film.

Once the financing structure has been determined and implemented, the producer will then commence the process of making the picture. During the production of the film the producers may also start the marketing, promotion and distribution efforts of the film. Each film is treated as an individual project during this phase. The various genres of film are promoted and marketed differently however the process is basically the same. The producers identify the target market; develop relationships with relevant retailers, TV networks, merchandisers and other specific groups and then begin pre-promoting the picture through these groups. Social media and web presence is created and exploited.

Throughout the production process, the producers engage in negotiations with foreign and domestic distributors and sales agents. Depending on the financial requirements of the production, the producers will pre-sell distribution in specific geographic markets and with respect to specific avenues of distribution (such as cable, pay-per-view and the like). The producers will retain certain distribution rights for their own benefit.

Once the film production is complete, it may be exhibited at various film markets throughout the world where it will obtain broad exposure to independent film distributors who might have an interest in purchasing additional distribution rights with respect to the film. At the release date(s) for the film, it will be delivered in final form to the various distributors and sales agents around the globe for exhibition to audiences. At this point a third party collection company tracks the revenues and receipts and collects the sales from the various distributors and sales agents and administers the sales and distribution agreements according to their terms, which generally provide for an allocation of revenues between the parties.

Film Production Process.

A film project goes through six (6) stages before it is ready for release. Combined, these stages can take approximately from one and a half to three years or more to complete. The stages are:

1) development	4) post-production
2) pre-production	5) distribution
3) principal photography	6) exhibition

Development. During the development stage, the executive producer and/or production company create or acquire the theatrical motion picture rights to a property. The production company then finances the cost of the screenplay creation and revision to the point where it is determined whether the project has sufficient merit to pursue.

If the decision is made to proceed with the film, the creation of a comprehensive budget and shooting schedule is commissioned. With a dollar figure established, the production entity then takes those steps necessary to acquire or have committed adequate funding to finance the production of the film. A distribution commitment may be sought during development, although many independent films are often developed and even produced before such a commitment is finalized. In order to facilitate the attractiveness of the film to potential sources of funding, some financial commitments to actors may be made during the development stage that guarantee the payment of a specific fee, even if the film does not get made.

Pre-Production. Once the financing has been arranged or committed, the film is ready for pre-production. During this phase, a completion bond is secured, a director is retained, locations and production facilities are secured, casting is completed, and the shooting schedule is planned. Script polishing is also completed during this phase. The pre-production phase of a film usually takes approximately two to four months.

Principal Photography. The actual “shooting” of the film can commence with the completion of pre-production. Principal photography generally lasts from approximately six to fourteen weeks, and could be a longer period for larger budget productions.

Post-Production. Post-Production may commence prior to the completion of principal photography and normally encompassing approximately three to six months. Post-Production includes editing, scoring, voice-over dialogue and other elements which are added following the completion of Principal Photography. During this phase, the director and producer make the agreed cuts, rearrangements or other changes in the raw film footage, and the necessary dialogue, music, sound effects, optical effects, and special effects are added. The result of this effort is the “completed negative” from which release prints are made for release and distribution.

Distribution. In today’s entertainment marketplace, the neighborhood movie theater is only the first link in a feature film’s distribution chain. Many productions are never theatrically released and go directly to other forms of distribution. Regardless of the exposure on initial release, films generally continue generating revenues for many years as they move through additional distribution channels. The Company does not sell its films. It rents or licenses them for specific uses and time periods, while retaining ownership of the underlying rights. In certain instances, the Company may license the distribution rights for specified markets. A typical distribution sequence is described below. Actual release patterns for films are individually tailored, and a film can be in more than one market at a time.

Marketing

The Company intends to rely on a variety of marketing tools, including those which are generally available for independent film exploitation and tools directly developed by the Company. Each production has its own “target audience”. The target audience for a particular production may be defined by age, sex, socio-economic status, geography, religious or cultural orientation. This is largely determined by the subject matter of the production. There are many marketing organizations within the film industry which specialize in the definition of target markets for a production and structuring of marketing and sales programs which best reach the specific targeted market. These organizations develop specific marketing and sales programs which enable the distributors to obtain the maximum impact for the amount spent. Many times, this may include joint marketing efforts with other entities or products which are similarly targeting the same market.

The responsibility for advertising and promoting a film once it is placed in the hands of distributors generally rests in the hands of the distributors and is considered a part of their cost of distribution. While the production company may be responsible for the cost of film prints. The production company is rarely responsible for the costs of distribution.

Within the motion picture industry there are several check and balances that are utilized industry-wide to ensure, to the extent possible, that licensed organizations are performing and reporting properly. Third party collection firms are often used to audit and track sales, distribution agreements that specifically address these issues are put in place. This is rarely undertaken directly by the film production company.

Unions

While the motion picture industry is highly unionized, the Company intends to produce both Union and non-Union pictures. Lower budget films (such as many the Company intends to produce) may be produced on a non-Union basis, which may limit certain distribution channels available for the film. Notwithstanding, there are actors, craft members and distribution companies and exhibitors which will work with non-Union productions. When producing a Union film, the costs of the production are increased significantly and there is always a risk of a labor dispute within the any of the unions and studios involved in the production, which could result in a work stoppage. This is a general risk which affects the entire industry and not the Company specifically. While work stoppages are rare within the film industry, they have occurred. The Company cannot specifically estimate the direct or indirect cost of any particular work stoppage.

Government Regulation

Other than the necessity to obtain licenses to film in a particular location from the governmental body which has jurisdiction over that location, the Company is not aware of any particular regulations which target the film industry specifically. Many local governmental bodies will also impose fees to film in the location and may also pass on the cost of providing law enforcement production while filming and may impose certain labor laws and time restrictions. Film production companies are subject to the same laws, rules and regulations which affect the conduct of business generally, including but not limited to intellectual property protection and environmental concerns. The Company intends to continue to retain qualified counsel in each jurisdiction where it operates to ensure that it is in compliance with all applicable laws, rules and regulations. Notwithstanding, there is no guaranty that the Company may not, from time to time, inadvertently engage in activities which may violate some law, rule or regulation. A significant part of the Company’s evaluation of locations to film its productions is the legal and regulatory environment with respect to motion picture production in that jurisdiction as some locations are considerably more production-friendly than others. On the positive side, some locations may even provide incentives to produce films in those locations.

Initial Capital Formation

On April 2, 2012, the Registrant sold an aggregate of 15,000,000 shares of Company Common Stock to its founders, Daniel de Liege (5,000,000 shares), Mark W. Koch (5,000,000 shares) and Johan Sturm (5,000,000 shares) for an aggregate investment of $15,000. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

On April 9, 2012, the Registrant sold an aggregate of 400,000 shares of Company Common Stock to four of the Company’s newly appointed directors for an aggregate investment of $4,000.00. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

Also on April 9, 2012, the Registrant sold an aggregate of 865,000 shares of Company Common stock to ten (10) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $8,650 on account of such share issuances. There were no written agreements with any of the consultants.

Also on April 9, 2012, the Registrant sold an aggregate of 2,000,000 shares of Company Common stock to three (3) persons who had been instrumental in the development of the concepts behind the Company’s Business Plan and who continue to be critical to the implementation of the same. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $20,000 on account of such share issuances. There were no written agreements with any of these persons.

On April 30, 2012, the Company completed a private offering of 1,000,000 shares to 29 investors at $0.01 per share for an aggregate investment of $10,000. The Registrant sold these shares of Common Stock under an exemption from registration provided by Regulation D (Rule 506) issued pursuant to the Securities Act.

On May 4, 2012, the Company sold an aggregate of 130,000 shares of Company Common stock to two (2) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $1,300 on account of such share issuances. There were no written agreements with any of these consultants.

On July 6, 2012, the Company issued a Convertible Debenture in the face amount of $50,000 to W. Evan Tullos. The Debenture indebtedness is due and payable on July 6, 2013 and bears interest at a rate of ten percent (10%) per annum, payable at maturity. The face amount of the Debenture is convertible at the option of the holder into shares of the Company’s common stock at a conversion rate of $0.12 per share or is subject to automatic conversion at the same conversion rate in the event the Company’s common stock trades at a price in excess of $1.00 per share in excess of thirty (30) consecutive trading days.

On July 31, 2012, the Company issued a Convertible Debenture in the face amount of $30,000 to Jena Waldron. The Debenture indebtedness is due and payable on July 31, 2013 and bears interest at a rate of ten percent (10%) per annum, payable at maturity. The face amount of the Debenture is convertible at the option of the holder into shares of the Company’s common stock at a conversion rate of $0.12 per share or is subject to automatic conversion at the same conversion rate in the event the Company’s common stock trades at a price in excess of $1.00 per share in excess of thirty (30) consecutive trading days. A copy of the Debenture is attached as Exhibit 10.2 and is incorporated herein by this reference.

As of August 28, 2012, the Company had $8,730.42 cash on hand and anticipates a monthly “burn rate” of approximately $3,650.00 for overhead until the Company commences actual operations. Such expenses comprise the following approximate amounts:

Office Rent	$1,600
Phone:	$335
Utilities:	$300
Office Supplies	$250
Travel:	$1,000
Data Services:	$150

Without taking into account the offering, we will run out of funds approximately October 31, 2012. Following this offering, we will additionally incur public company reporting costs of approximately $25,000 per year or $6,250 per quarter. Based upon our monthly burn rate, together with a pro rata portion of our public company reporting costs, we will run out of funds not later than November 30, 2012. To fund the Company’s operating expenses following November 30, 2012, the Company will clearly require additional funding for ongoing operations and to finance such film projects it may identify.

No principal of the Company has made and formal or informal arrangement to advance funds to the Company.

Going Concern

We have engaged in only development stage activities since inception through June 30, 2012. At June 30, 2012 we had $715 in cash and $0 other assets and, while we had not yet incurred any liabilities as of June 30, 2012, the Company expects to incur significant liabilities in connection with its start-up activities, including the cost associated with securities law compliance, which are estimated to exceed $50,000 at a minimum. As a result, the report of our independent registered public accounting firm on our financial statements for the period ended April 30, 2012 contains an explanatory paragraph regarding our ability to continue as a going concern based upon recurring operating losses and our need to obtain additional financing to sustain operations. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate sufficient revenues from our operations to pay our operating expenses. There are no assurances that we will continue as a going concern.

Results of Operations

Results of Operations for the period ended April 30, 2012

Alliance Media Group Holdings, Inc. was incorporated on March 28, 2012, and as such had no meaningful results of operations for the period ended April 30, 2012.

During the period from inception (March 28, 2012) to April 30, 2012, we had no revenues and have incurred start-up expenses of $28,650. We will incur significant additional expenses in connection with our start-up which have yet to be recognized which are estimated to exceed an additional $50,000. These expenses will principally comprise professional and legal fees and other costs related to the start-up and organization of our business and raising initial capital for the Company.

Results of Operations for the three months ended June 30, 2012

For the three-month period ended June 30, 2012, we had no revenues and have incurred start-up expenses of $39,235. We will incur significant additional expenses in connection with our start-up which have yet to be recognized which are estimated to exceed an additional $50,000. These expenses will principally comprise professional and legal fees and other costs related to the start-up and organization of our business and raising initial capital for the Company.

Liquidity and Capital Resources

Without taking into account the offering, we will run out of funds approximately October 31, 2012. Following this offering, we will additionally incur public company reporting costs of approximately $25,000 per year or $6,250 per quarter.  Based upon our monthly burn rate, together with a pro rata portion of our public company reporting costs, we will run out of funds not later than November 30, 2012.  To fund the Company’s operating expenses following November 30, 2012, the Company will clearly require additional funding for ongoing operations and to finance such film projects it may identify.

Our near term financing requirement (less than 12 months), is anticipated to be approximately $1,250,000, which includes a monthly overhead burn rate of $3,650, repayment of convertible debentures totaling $80,000, public reporting costs and the remainder allocated to the production of the Company’s first film.  Of this amount, the Company will need approximately $50,000 prior to December 31, 2012 and an additional approximately $150,000 immediately after January 1, 2013.  The remaining near term financing requirement must fund at or prior to the beginning of the production of the Company’s first film.

Beyond our near term financing requirement (more than 12 months), we will need an additional approximately $5,000,000 to implement the Company’s plan of operations.  Of this amount, we anticipate that we will need approximately $2,000,000 of the total amount required in the third quarter of 2013 with the remainder coming needed in early 2014.

The foregoing represents the Company’s best estimates as of the date of this Prospectus and may materially vary based upon actual experience.

The inability to obtain this funding either in the near term and/or longer term will materially affect the ability of the Company to implement its business plan of operations and jeopardize the viability of the Company.  In that case, the Company may need to suspend its operations and reevaluate and revise its plan of operations

Critical Accounting Policies

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold shareholder advisory votes on executive compensation.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which allows us to delay adoption of new or revised accounting standards that have different effective dates for public and private until those standards apply to private companies.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

FINANCIAL STATEMENTS

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles applicable in the United States. Under the accrual basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred. The Company has adopted a December 31 year-end. In the opinion of management, all adjustments for a fair statement of the results and operations and financial position for the interim periods presented have been included.

PROPERTIES

Offices

At this time, the Company maintains its designated office at 400 N Congress Avenue, Suite 130, West Palm Beach Florida 33401. The Company’s telephone number is 888-607-3555. The Company has leased its offices for a period of three years at a rent of $1,600 per month which commenced on August 1, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 28, 2012, by: (I) each current director; each nominee for director, and executive officer of the Company; (ii) all directors and executive officers as a group; and (iii) each shareholder who owns more than five percent of the outstanding shares of the Company's Common Stock. Except as otherwise indicated, the Company believes each of the persons listed below possesses sole voting and investment power with respect to the shares indicated.

Name and Address	Number of Shares	Percentage Owned	Capacity

Daniel de Liege	5,000,000	25.78%	Officer/Director
400 N Congress Avenue Suite 130
West Palm Beach, FL 33401

Mark W. Koch	5,000,000	25.78%	Director
400 N Congress Avenue Suite 130
West Palm Beach, FL 33401

Johan Sturm	5,000,000	25.78%	Director
400 N Congress Avenue Suite 130
West Palm Beach, FL 33401

Joseph McNaney	100,000	*	Director
400 N Congress Avenue Suite 130
West Palm Beach, FL 33401

Ron Logan	100,000	*	Director
400 N Congress Avenue Suite 130
West Palm Beach, FL 33401

Frank Gutta	100,000	*	CFO
400 N Congress Avenue Suite 130
West Palm Beach, FL 33401

Durrell Lincoln Hamilton	1,000,000	5.16%	5% Holder
7003 River Run Dr
Chattanooga, TN 37416

All officers and directors as a group
(six persons)	15,300,000	78.89%

* less than one percent (1%)

(1) This table is based upon 19,395,000 issued and outstanding as August 28, 2012.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

DIRECTORS AND EXECUTIVE OFFICERS

The following individuals currently serve as our executive officers and directors:

Name	Age	Positions
Daniel de Liege	45	Director, CEO, President, and Secretary

Mark W. Koch	51	Director

Johan Sturm	65	Director

Ron Logan	71	Director

Joseph McNaney	52	Director

Frank Gutta	53	CFO and Treasurer

Daniel de Liege became CEO, President, Secretary and a director of the Company in April 2012. Prior to founding the Company, Mr. de Liege has been the President and CEO of Prelude Pictures since 1997. Prior to that Mr. de Liege was President of 24/7 Entertainment from 1994 until 1997. Mr. de Liege has worked for more than 15 years in the motion picture industry as President of Prelude Pictures and produced such films as Lost in Space, Black Dog and The Perfect Game. Mr. de Liege attended Palm Beach State College and is on the Board of Directors of The Timothy Initiative, a not for profit organization.

Mark W. Koch became a director of the Company in April, 2012. Prior to becoming a director of the Company, Mr. Koch is the Founder and Chairman of Prelude Pictures since 1992. Mr. Koch has worked for more than 20 years in the motion picture industry as Chairman of Prelude Pictures and produced such films as Lost in Space, Black Dog and The Perfect Game. Prior to that Mr. Koch was the President of Marbi Inc. from 1989 to 1999. Mr. Koch holds an AA degree from Northwood University.

Johan Sturm became a director of the Company in April, 2012. Prior to becoming a director of the Company, Mr. Sturm is currently CEO of Animated Family Films since 2005. Prior to that Mr Sturm was Founder and CEO Eternal Productions from 2000 until present. Mr. Sturm has more than 10 years experience in the film and animation industry and he has produced and distributed several motion pictures, television programs and internet content. Mr. Sturm holds an accounting degree from the University of Witwatersrand in South Africa and has been a real estate developer and entrepreneur since the 1970’s.

Ron Logan became a director of the Company in April, 2012. Mr Logan is currently an associate Professor at the University of Central Florida. From 1960 to 2001 Mr. Logan served as the Executive Vice President of the Walt Disney Company. Mr. Logan has more than 40 years experience in the film and entertainment industry, Mr Logan holds a BA and MA from UCLA.

Joseph McNaney became a director of the Company in April, 2012. Prior to becoming a director of the Company, Mr McNaney has been the Executive Vice President of Cellmark Paper since 2006. Prior to that Mr. McNaney had held senior sales and management positions at Hoechst, Champion Paper, Ris Paper and Walters Wilcox and Furlong. Mr. McNaney has more then 30 years of experience in business development and management. Mr. McNaney graduated from Iona College.

Frank Gutta became Treasurer of the Company in April, 2012. Prior to becoming Treasurer of the Company, Mr Gutta founded Frank Gutta CPA, PA in 1986. Mr Gutta holds a BA degree from University of Durban-Westville is a member of the American and Florida institute of Certified Public Accountants.

At the present time, we anticipate that Mr. de Liege will spend approximately 30 hours per week working on Company business. He also expects to spend approximately 20 hours per week in his role as President of Prelude Pictures. Although the possibility of a conflict of interest is always possible, the Company does not believe that this will result in a conflict of interest between the two entities. Although there are no guarantees and presently no agreement in place, it is envisioned that the Company may eventually enter into a mutually beneficial distribution relationship with Prelude Pictures. Additionally, Mr. Gutta will initially devote approximately 10 hours per week to the Company’s business and intends to expand this time as business dictates. He will devote the remainder of his time to his ongoing practice as a certified public accountant. Although the possibility of a conflict of interest is always possible, the Company does not believe that Mr. Gutta’s other activities will result in a conflict of interest with the Company’s business.

Related Transactions

The officers and directors for the Company are involved in other business activities and may, in the future, become involved in other business opportunities. Specifically:

•        Johan Sturm – Chairman Animated Family Films (AFF). AFF is a producer of family friendly animated motion pictures. Although the potential for conflict exists we do not expect to pursue the animated film genre.

•        Mark Koch – Chairman Prelude Pictures. Prelude is the producer of large budget live action motion pictures. Potentially, a conflict could exist if the Company were to expand its scope into large budget films. At this time, we do not see any significant potential for conflict and believe that any potential conflict is outweighed by the potential contribution Mr. Koch may make to the Company.

•        Daniel de Liege - President Prelude Pictures. Prelude is the producer of large budget live action motion pictures. Potentially, a conflict could exist if the Company were to expand its scope into large budget films. At this time, we do not see any significant potential for conflict and believe that any potential conflict is outweighed by the potential contribution Mr. Koch may make to the Company.

•        Ron Logan – Retired and part time professor at University of Central Florida. We do not foresee any potential conflict with Mr. Logan’s other activities.

•        Joe McNaney – Executive Vice President of Cellmark, Inc., a paper and bio fuel manufacturer. We do not foresee any potential conflict with his other activities.

•        Frank Gutta – Independent CPA. We do not foresee any potential conflict with his other activities.

If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interest. The Company has not formulated a policy for the resolution of such conflicts.

There are no family relationships between our officers and directors. Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us since inception (March 28, 2012) through June 30, 2012. During this period, we had no other executive officer serving as such whose annual compensation exceeded $100,000, and no other individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our Company at June 30, 2012:

No executive compensation of any description was paid by the Company during the subject period.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of June 30, 2012:

None

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. None of our directors received any compensation for their services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Director Independence

The Company has two (2) “independent” directors (Joseph McNaney and Ron Logan) within the meaning of Nasdaq Marketplace Rule 4200.

LEGAL PROCEEDINGS

None

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price of the Registrant’s Common Equity

Our stock has yet to trade on any established market.

Dividend Policy

We have never paid cash dividends on our common stock. Under Nevada law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Nevada statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Nevada statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

RECENT SALES OF UNREGISTERED SECURITIES

On April 2, 2012, the Registrant sold an aggregate of 15,000,000 shares of Company Common Stock to its founders, Daniel de Liege (5,000,000 shares), Mark W. Koch (5,000,000 shares) and Johan Sturm (5,000,000 shares) for an aggregate investment of $15,000. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

On April 9, 2012, the Registrant sold an aggregate of 400,000 shares of Company Common Stock to four of the Company’s newly appointed directors for an aggregate investment of $4,000.00. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

Also on April 9, 2012, the Registrant sold an aggregate of 865,000 shares of Company Common stock to ten (10) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $8,650 on account of such share issuances. There were no written agreements with any of the consultants.

Also on April 9, 2012, the Registrant sold an aggregate of 2,000,000 shares of Company Common stock to three (3) persons who had been instrumental in the development of the concepts behind the Company’s Business Plan and who continue to be critical to the implementation of the same. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $20,000 on account of such share issuances. There were no written agreements with any of these persons.

On April 30, 2012, the Company completed a private offering of 1,000,000 shares to 29 investors at $0.01 per share for an aggregate investment of $10,000. The Registrant sold these shares of Common Stock under an exemption from registration provided by Regulation D (Rule 506) issued pursuant to the Securities Act.

On May 4, 2012, the Registrant sold an aggregate of 130,000 shares of Company Common stock to two (2) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $1,300 on account of such share issuances. There were no written agreements with any of these consultants.

On July 6, 2012, the Company issued a Convertible Debenture in the face amount of $50,000 to W. Evan Tullos. The Debenture indebtedness is due and payable on July 1, 2013 and bears interest at a rate of ten percent (10%) per annum, payable at maturity. The face amount of the Debenture is convertible at the option of the holder into shares of the Company’s common stock at a conversion rate of $0.12 per share or is subject to automatic conversion at the same conversion rate in the event the Company’s common stock trades at a price in excess of $1.00 per share in excess of thirty (30) consecutive trading days. A copy of the Debenture is attached as Exhibit 10.1 and is incorporated herein by this reference.

On July 31, 2012, the Company issued a Convertible Debenture in the face amount of $30,000 to Jena Waldron. The Debenture indebtedness is due and payable on July 31, 2013 and bears interest at a rate of ten percent (10%) per annum, payable at maturity. The face amount of the Debenture is convertible at the option of the holder into shares of the Company’s common stock at a conversion rate of $0.12 per share or is subject to automatic conversion at the same conversion rate in the event the Company’s common stock trades at a price in excess of $1.00 per share in excess of thirty (30) consecutive trading days. A copy of the Debenture is attached as Exhibit 10.2 and is incorporated herein by this reference.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share. As of August 28, 2012, there were 19,395,000 shares of common stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our preferred stock, our common stockholders are entitled to any dividends that may be declared by our board. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock have no preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. All outstanding shares of our common stock are, and the shares of common stock to be issued in the offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering
Daniel de Liege (5)	5,000,000	505,000	4,495,000	23.18%
Mark W. Koch (5)	5,000,000	505,000	4,495,000	23.18%
Johan Sturm (5)	5,000,000	505,000	4,495,000	23.18%
Joseph McNaney (6)	184,000	184,000	0	0%
Ron Logan (6)	100,000	100,000	0	0%
Frank Gutta (6)	100,000	100,000	0	0%
Joseph Cane (3)(7)	100,000	100,000	0	0%
Gary Cole (7)	10,000	10,000	0	0%
Greg Edwin Sims (7)	400,000	400,000	0	0%
Javier I Archila (7)	21,000	21,000	0	0%
Robert Tocci (7)	100,000	100,000	0	0%
Kevin Paul Knight (7)	50,000	50,000	0	0%
Jean Alyce Knight (7)	50,000	50,000	0	0%
Clifford Edward Knight (7)	50,000	50,000	0	0%
Gary Scott Knight (7)	50,000	50,000	0	0%
William Lee Cox (7)	50,000	50,000	0	0%
Roger Tarno (7)	500,000	500,000	0	0%
Miriam Tarno (7)	500,000	500,000	0	0%
Durrell Lincoln Hamilton (7)	1,000,000	1,000,000	0	0%
Charles E. Petersen (8)	30,000	30,000	0	0%
Guerry B. Stribling, Jr. (8)	20,000	20,000	0	0%
John Michael Stubbins (8)	20,000	20,000	0	0%
Gavin M. Stubbins (8)	40,000	40,000	0	0%
Heidi B. Creekmur (8)	20,000	20,000	0	0%
Erik P. Feldmanis (8)	4,000	4,000	0	0%
Dale & Lucille Picard (8)	24,000	24,000	0	0%
Christine Henderson (8)	40,000	40,000	0	0%
Donald & Shelly Stevens (8)	120,000	120,000	0	0%
Ralph E. Vock (8)	20,000	20,000	0	0%
Charles A. Schumacher (8)	100,000	100,000	0	0%
Steven Sadaka (8)	100,000	100,000	0	0%
Thomas Gibson (8)	40,000	40,000	0	0%
AIH, LLC (4)(8)	150,000	150,000	0	0%
David Coriaty (8)	20,000	20,000	0	0%
Jena Waldron (8)	20,000	20,000	0	0%
Patricia Feik (8)	20,000	20,000	0	0%
Frederick N. Dewey (8)	20,000	20,000	0	0%
Andrew Gordon (8)	60,000	60,000	0	0%
Marjorie Stevens (8)	25,000	25,000	0	0%
Rita Smith (8)	20,000	20,000	0	0%
William Waddell (8)	10,000	10,000	0	0%
Marilyn Koch (8)	20,000	20,000	0	0%
Jayson Sturm (8)	12,500	12,500	0	0%
Angelique Sturm (8)	12,500	12,500	0	0%
Denise Leyendecker (8)	10,000	10,000	0	0%
Daniel Smith (8)	11,000	11,000	0	0%
Mike Smith (8)	5,000	5,000	0	0%
Blake Koch (8)	6,000	6,000	0	0%
John Edward James (9)	20,000	20,000	0	0%
Stephan Giordanella Revocable Trust (9)	110,000	110,000	0	0%

TOTALS	19,395,000	5,910,000	13,485,000	69,53%

(1)

All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of August 28, 2012, based upon information provided by the selling stockholders or otherwise known to us.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)	Shares held by Business Law Professionals

(4)	The beneficial owner of AIH, LLC is James Arigo.

(5)	Founders’ shares purchased on April 2, 2012 for $0.001 per share

(6)	Shares purchased by directors on April 9, 2012 for $0.01 per share

(7)	Shares issued on April 9, 2012 in lieu of services provided to the Company valued at $0.01 per share

(8)	Shares purchased on April 30, 2012 in a private offering at $0.01 per share

(9)	Shares issued on May 4, 2012 in lieu of services provided to the Company valued at $0.01 per share

PLAN OF DISTRIBUTION

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, at the initial offering price of $1.00 per share until the shares are quoted on the OTC Bulletin Board or national securities exchange, at which point the selling securities holders may sell the registered shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.” The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions.  The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. None of the selling stockholders are affiliates of any broker-dealers.

We are paying all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Under certain circumstances, certain selling shareholders may be deemed to be underwriters.

EXPERTS

Our financial statements for the period from inception (March 28, 2012) through April 30, 2012 along with the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Paritz & Co P.A., of Hackensack, New Jersey, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

Our consolidated financial statements of commencing on page F-1 are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

a)

The period from inception (March 28, 201) to April 30, 2012 (audited)

ALLIANCE MEDIA GROUP HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2012

ALLIANCE MEDIA GROUP HOLDINGS, INC.

Consolidated Financial Statements

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	F-1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	F-2
Consolidated statements of operation	F-3
Consolidated statements of stockholders' equity	F-4
Consolidated statements of cash flows	F-5
Notes to consolidated financial statements	F-6

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Alliance Media Group Holdings, Inc.

We have audited the accompanying balance sheet of Alliance Media Group Holdings, Inc. (a development stage company) as of April 30, 2012 and the related statements of operations, stockholder's deficiency and cash flows for the period from inception (March 28, 2012) to April 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of  (a development stage company) as of April 30, 2012 and the results of its operations and its cash flows for the period from inception (March 28, 2012) to April 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has yet to commence any operations and expects to incur significant costs in connection with its start-up activities and the Company may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paritz & Co

Paritz & Co., P.A.

Hackensack, New Jersey

May 17, 2012

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

BALANCE SHEET

April 30, 2012
ASSETS	(audited)
CURRENT ASSETS:
Cash	$10,000
TOTAL CURRENT ASSETS AND TOTAL ASSETS	$10,000

CURRENT LIABILITIES	$—

TOTAL LIABILITIES	$—

STOCKHOLDER’S EQUITY:
Common stock, $.001 par value; 100,000,000 shares authorized; 19,265,000 shares issued and outstanding at April 30, 2012	19,265
Additional paid-in capital	38,385
Deficit accumulated during the development stage	(28,650)

Stock Subscription Receivable	(19,000)

TOTAL STOCKHOLDERS’ EQUITY	10,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,000

See notes to unaudited financial statements.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

(A Development Stage Company)

Statements of Operations (Unaudited)

March 28, 2012 (Inception) through April 30, 2012(*)

Revenues	$—

Operating Expenses	(28,650)

Net Operating Expenses	(28,650)

Net Loss	$(28,650)
Basic (loss) per share—Basic and Diluted	$(0.00)
Weighted average number of common shares outstanding	16,072,167

  (*) Partial year from March 28, 2012 (Date of Inception) to April 30, 2012

See accompanying notes to financial statements

ALLIANCE MEDIA GROUP HOLDINGS, INC.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Accumulated Deficit During the Development	Stockholder’s
	Shares	Amount	Capital	Stage	Equity
BALANCE AT INCEPTION (MARCH 28, 2012)	—	$—	$—	$—	$—
Issuance of common stock	19,265,000	19,265	38,385	—	57,650
	—	—	—	(28,650)	(28,650)
Stock Subscription Receivable	—	—	—	—	(19,000)
BALANCE AT APRIL 30, 2012	19,265,000	$19,265	$38,385	$(28,650)	$10,000

See notes to financial statements.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

STATEMENT OF CASH FLOWS

(unaudited)

For the Cumulative Period from Inception (March 28, 2012) through April 30, 2012(*)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,650)
Net cash used by operating activities	(28,650)
CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	57,650
Less Stock Subscription Receivable	(19,000)
Net cash provided by financing activities	38,650
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	10,000
Cash and cash equivalents at beginning of period	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,000

     (*) Partial year from March 28, 2012 (Date of Inception) to April 20, 2012

See notes to unaudited financial statements.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 1   –   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a)

Organization and Business:

Alliance Media Group Holdings, Inc. (“the Company”) was incorporated in the state of Nevada on March 28, 2012 for the purpose of engaging in the commercial production, distribution and exploitation of motion pictures and other entertainment products including but not limited to animation, television, live events, commercial retail and destination property’s as well as other entertainment related enterprises such as theme parks and theme restaurants and destinations. The Company is currently in the development stage. All activities of the Company to date relate to its organization, initial funding, share issuances and regulatory compliance.

(b)

Basis of Presentation

The financial statements have been prepared using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred. The Company has adopted a December 31 year-end.

(c)

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has engaged in only development stage activities since inception (March 28, 2012) through April 30, 2012. At April 30, 2012 the Company had approximately $10,000 in cash and approximately $0 other assets and, while the Company had not yet incurred any liabilities as of April 30, 2012, the Company expects to incur significant additional liabilities in connection with its start-up activities, including the cost associated with securities law compliance, which are estimated to exceed $50,000 at a minimum. As a result, the report of our independent registered public accounting firm on our financial statements for the period ended April 30, 2012 contains an explanatory paragraph regarding our ability to continue as a going concern based upon recurring operating losses and our need to obtain additional financing to sustain operations. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate sufficient revenues from our operations to pay our operating expenses. There are no assurances that we will continue as a going concern.

(d)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e)

Cash and Cash Equivalents:

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents. The Company had no cash equivalents at April 30, 2012.

(f)

Income Taxes:

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 1   –   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CON’T):

(g)

Profit (Loss) per Common Share:

Basic profit (loss) per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

(h)

Fair Value of Financial Instruments:

The carrying value of cash equivalents approximates fair value due to the short period of time to maturity.

NOTE 2   –   CAPITAL STOCK:

The total number of shares of capital stock which the Company has authority to issue is one hundred million (100,000,000), all comprising shares designated as common stock at $.001 par value (the “Common Stock”). As of April 30, 2012, the Company had 19,265,000 shares of Common Stock issued and outstanding. Holders of shares of Common stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

On April 2, 2012, the Registrant sold an aggregate of 15,000,000 shares of Company Common Stock to its founders, Daniel de Liege (5,000,000 shares), Mark W. Koch (5,000,000 shares) and Johan Sturm (5,000,000 shares) for an aggregate investment of $15,000. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

On April 9, 2012, the Registrant sold an aggregate of 400,000 shares of Company Common Stock to four of the Company’s newly appointed directors for an aggregate investment of $4,000.00. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

Also on April 9, 2012, the Registrant sold an aggregate of 865,000 shares of Company Common stock to ten (10) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $8,650 on account of such share issuances. There were no written agreements with any of the consultants.

Also on April 9, 2012, the Registrant sold an aggregate of 2,000,000 shares of Company Common stock to three (3) persons who had been instrumental in the development of the concepts behind the Company’s Business Plan and who continue to be critical to the implementation of the same. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $20,000 on account of such share issuances. There were no written agreements with any of these persons.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 2   –   CAPITAL STOCK (CON’T):

On April 30, 2012, the Company completed a private offering of 1,000,000 shares to 29 investors at $0.01 per share for an aggregate investment of $10,000. The Registrant sold these shares of Common Stock under an exemption from registration provided by Regulation D (Rule 506) issued pursuant to the Securities Act.

NOTE 3   –   RECENT ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

NOTE 4   –   SUBSEQUENT EVENTS

On May 4, 2012, the Company sold an aggregate of 130,000 shares of Company Common stock to two (2) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan. The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $1,300 on account of such share issuances. There were no written agreements with any of these consultants.

b)

The three-month period ended June 30, 2012 (unaudited)

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

BALANCE SHEETS

	June 30, 2012	April 30, 2012
ASSETS	(unaudited)	(audited)

CURRENT ASSETS:
Cash and cash equivalents	$ 715	$ 10,000

TOTAL CURRENT ASSETS AND TOTAL ASSETS	$ 715	$ 10,000

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES	$ —	$ —

TOTAL LIABILITIES	$ —	$ —

STOCKHOLDER’S EQUITY:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 19,265,000 and 19,395,000 shares issued and outstanding at April 30, 2012 and June 30, 2012, respectively	19,395	19,265
Additional paid-in capital	39,555	38,385
Deficit accumulated during the development stage	(39,235)	(28,650)

Stock Subscription Receivable	(19,000)	(19,000)

TOTAL STOCKHOLDER’S EQUITY	715	10,000

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$ 715	$ 10,000

See notes to financial statements.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

(A Development Stage Company)

Statements of Operations (Unaudited)

	Three Mos. Ended June 30, 2012 (*)	March 28, 2012 (Inception) through June 30, 2012 (**)

Revenues	$—	$—

Operating Expenses	39,235	39,235

Net Loss	$(39,235)	$(39,235)

Basic earnings (loss) per share—Basic and Diluted	$(0.00)

Weighted average number of common shares outstanding	18,704,835

  (*) No comparable period the prior year

(**) Partial year from March 28, 2012 (Date of Inception) to June 30, 2012

See notes to financial statements.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Accumulated Deficit During the Development	Stockholder’s
	Shares	Amount	Capital	Stage	Equity
BALANCE AT INCEPTION (MARCH 28, 2012)	—	$—	$—	$—	$—
Issuance of common stock	19,395,000	19,395	39,555	—	58,950
Net Loss	—	—	—	(39,235)	(39,235)
Stock Subscription Receivable	—	—	—	—	(19,000)
BALANCE AT JUNE 30, 2012	19,395,000	$19,395	$39,555	$(39,235)	$715

See notes to financial statements.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months ended June 30, 2012 (*)	For the Cumulative Period from Inception (March 28, 2012) through June 30, 2012 (**)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(39,235)	$(39,235)
Net cash used by operating activities	(39,235)	(39,235)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	58,950	58,950
Less Stock Subscription receivable	(19,000)	(19,000)
Net cash provided by financing activities	39,950	39,850

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	715	715

Cash and cash equivalents at beginning of period	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$715	$715

CASH PAID DURING PERIOD:
Income Taxes	—	—
Interest Expense	—	—

Total	—	—

NONCASH INVESTING AND FINANCING ACTIVITIES
Sale of Common Stock	29,950	29,950
Stock Subscription Receivable	19,000	19,000

Total	48,950	48,950

(*) No comparable period the prior year

(**) Partial year from March 28, 2012 (Date of Inception) to June 30, 2012

See notes to financial statements.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2012

NOTE 1    -         ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information set forth in Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. Operating results for the three months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. For further information, refer to the financial statements and footnotes thereto for the period ended April 30, 2012 included in the Form S-1 originally filed by the Company on May 23, 2012.

(a)

Organization and Business:

Alliance Media Group Holdings, Inc. (“the Company”) was incorporated in the state of Nevada on March 28, 2012 for the purpose of engaging in the commercial production, distribution and exploitation of motion pictures and other entertainment products including but not limited to animation, television, live events, commercial retail and destination property’s as well as other entertainment related enterprises such as theme parks and theme restaurants and destinations.  The Company is currently in the development stage.  All activities of the Company to date relate to its organization, initial funding, share issuances and regulatory compliance.

(b)

Basis of Presentation

The financial statements have been prepared using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recorded as earned and expenses are recorded at the time liabilities are incurred. The Company has adopted a December 31 year-end.

(c)

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern, which assumes the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has engaged in only development stage activities since inception (March 28, 2012) through June 30, 2012. At June 30, 2012 the Company had $715 in cash and approximately $0 other assets and, while the Company had not yet incurred any liabilities as of June 30, 2012, the Company expects to incur significant additional liabilities in connection with its start-up activities, including the cost associated with securities law compliance, which are estimated to exceed $50,000 at a minimum. As a result, the report of our independent registered public accounting firm on our financial statements for the period ended April 30, 2012 contains an explanatory paragraph regarding our ability to continue as a going concern based upon recurring operating losses and our need to obtain additional financing to sustain operations. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate sufficient revenues from our operations to pay our operating expenses. There are no assurances that we will continue as a going concern.

(d)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2012

NOTE 1    -         ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CON’T):

(e)

Cash and Cash Equivalents:

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  The Company had no cash equivalents at June 30, 2012.

(f)

Income Taxes:

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

(g)

Profit (Loss) per Common Share:

Basic profit (loss) per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any potentially dilutive instruments for this reporting period.

(h)

Fair Value of Financial Instruments:

The carrying value of cash equivalents approximates fair value due to the short period of time to maturity.

NOTE 2    -         CAPITAL STOCK:

The total number of shares of capital stock which the Company has authority to issue is one hundred million (100,000,000), all comprising shares designated as common stock at $.001 par value (the “Common Stock”). As of June 30, 2012, the Company had 19,395,000 shares of Common Stock issued and outstanding. Holders of shares of Common stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

On April 2, 2012, the Registrant sold an aggregate of 15,000,000 shares of Company Common Stock to its founders, Daniel de Liege (5,000,000 shares), Mark W. Koch (5,000,000 shares) and Johan Sturm (5,000,000 shares) for an aggregate investment of $15,000. Payment for these shares was booked as a stock subscription receivable.  The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

On April 9, 2012, the Registrant sold an aggregate of 400,000 shares of Company Common Stock to four of the Company’s newly appointed directors for an aggregate investment of $4,000.00. Payment for these shares was booked as a stock subscription receivable. The Registrant sold these shares of Common Stock under an exemption from registration provided by Section 4(2) of the Securities Act.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2012

NOTE 2    -         CAPITAL STOCK (CON’T):

Also on April 9, 2012, the Registrant sold an aggregate of 865,000 shares of Company Common stock to ten (10) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan.  The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $8,650 on account of such share issuances.  There were no written agreements with any of the consultants.

Also on April 9, 2012, the Registrant sold an aggregate of 2,000,000 shares of Company Common stock to three (3) persons who had been instrumental in the development of the concepts behind the Company’s Business Plan and who continue to be critical to the implementation of the same.  The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $20,000 on account of such share issuances.  There were no written agreements with any of these persons.

On April 30, 2012, the Company completed a private offering of 1,000,000 shares to 29 investors at $0.01 per share for an aggregate investment of $10,000. The Registrant sold these shares of Common Stock under an exemption from registration provided by Regulation D (Rule 506) issued pursuant to the Securities Act.

On May 4, 2012, the Company sold an aggregate of 130,000 shares of Company Common stock to two (2) consultants who had provided services in connection with the conceptualization of the Company and the development of the Company’s Business Plan.  The shares were valued at $0.01 per shares and the Company recognized an aggregate expense of $1,300 on account of such share issuances.  There were no written agreements with any of these consultants.

NOTE 3    -         RECENT ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other standard setting bodies that may have an impact on the Company’s accounting and reporting. The Company believes that such recently issued accounting pronouncements and other authoritative guidance for which the effective date is in the future either will not have an impact on its accounting or reporting or that such impact will not be material to its financial position, results of operations, and cash flows when implemented.

NOTE 4    -         SUBSEQUENT EVENTS

On July 6, 2012, the Company entered into a Convertible Debenture with W. Evan Tullos with a face amount of $50,000 due and payable on or before July 1, 2013.  The Convertible Debenture accrues interest at a rate of ten percent (10%) per annum and is convertible into the Company’s Common Stock in whole or in part at the option of the holder at a conversion rate of $.12 per share.  The Convertible Debenture will automatically convert into Company Common Stock at the conversion rate in the event shares of Company Common Stock trade at a price of $1.00 or more for thirty (30) consecutive trading days; in the event of a Qualified Sale (as defined in the Convertible Debenture); in the event of a merger where shareholders prior to the merger hold less than 50% of the voting power with respect to Company Common Stock following the merger; and upon the completion by the Company of an underwritten initial public offering of the Company’s Common Stock with gross proceeds of at least $5,000,000.

On July 31, 2012, the Company entered into a Convertible Debenture with Jena Waldron with a face amount of $30,000 due and payable on or before July 31, 2013.  The Convertible Debenture accrues interest at a rate of ten percent (10%) per annum and is convertible into the Company’s Common Stock in whole or in part at the option

ALLIANCE MEDIA GROUP HOLDINGS, INC.

A Development Stage Company

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2012

NOTE 4    -         SUBSEQUENT EVENTS (CON’T):

of the holder at a conversion rate of $.12 per share.  The Convertible Debenture will automatically convert into Company Common Stock at the conversion rate in the event shares of Company Common Stock trade at a price of $1.00 or more for thirty (30) consecutive trading days; in the event of a Qualified Sale (as defined in the Convertible Debenture); in the event of a merger where shareholders prior to the merger hold less than 50% of the voting power with respect to Company Common Stock following the merger; and upon the completion by the Company of an underwritten initial public offering of the Company’s Common Stock with gross proceeds of at least $5,000,000.

Effective as of August 1, 2012, the Company signed a lease for office space located at 400 N. Congress Avenue, Suite 130, West Palm Beach Florida 33401.  The lease has a three-year term commencing August 1, 2012 at a monthly rental of $1,600.

ITEM 9.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A.

CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

The Company’s management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedure include, without limitations, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

In accordance with Exchange Act Rules 13a-15 and 15d-15, an evaluation was completed by the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of the end of the period covered by this Annual Report. Based on that evaluation, as of August 28, 2012 the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were not effective in providing reasonable assurance that the information required to be disclosed in the Company’s reports filed or submitted under the Exchange Act was recorded, processed, summarized, and reported within the time periods specified in the Commission’s rules and forms.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the company’s principal executive and principal financial officers and effected by the company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America and includes those policies and procedures that:

●	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

●

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

●

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Because of the inherent limitations of internal control, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

As of August 28, 2012, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") and SEC guidance on conducting such assessments. Based on that evaluation, they concluded that, during the period covered by this report, such internal controls and procedures were not effective to detect the inappropriate application of US GAAP rules as more fully described below. This was due to deficiencies that existed in the design or operation of our internal controls over financial reporting that adversely affected our internal controls and that may be considered to be material weaknesses.

The matters involving internal controls and procedures that our management considered to be material weaknesses under the standards of the Public Company Accounting Oversight Board were: (1) lack of a functioning audit committee, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures; (2) inadequate segregation of duties consistent with control objectives; and (3) ineffective controls over period end financial disclosure and reporting processes. The aforementioned material weaknesses were identified by our management in connection with the review of our financial statements for the period ended April 30, 2012.

Management believes that the material weaknesses set forth in items (2) and (3) above did not have an effect on our financial results. However, management believes that the lack of a functioning audit committee and the lack of a majority of outside directors on our board of directors results in ineffective oversight in the establishment and monitoring of required internal controls and procedures, which could result in a material misstatement in our financial statements in future periods.

Management’s Remediation Initiatives

Given the financial resources available to the Company, the Company is not in a position to institute any realistic remediation of the identified material weaknesses and other deficiencies and enhance our internal controls. As such time as the Company commences operations and has the financial resources to address and eliminate the identified weaknesses, we intend to create take action to do so. Unfortunately, until the Company has such financial resources, the identified weaknesses will continue to exist.

Changes in Internal Control over Financial Reporting. During the period from inception (March 28, 2012) through June 30, 2012, there were no changes in the Company's internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

Limitations on the Effectiveness of Controls. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within a company have been detected.”

[Back Page of Prospectus]

PROSPECTUS

5,910,000 SHARES OF COMMON STOCK

ALLIANCE MEDIA GROUP HOLDINGS, INC.

_______________

Dealer Prospectus Delivery Obligation

Until _____________ ___,2012, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 10.   Indemnification of Directors and Officers

Pursuant to our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 11.   Other Expenses of Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Nature of expense	Amount
SEC Registration fee	$677
Accounting fees and expenses	$2,500
Legal fees and expenses	$5,000
Printing expenses	$1,000
Miscellaneous	$823

TOTAL	$10,000

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 12. Recent Sales of Unregistered Securities

         Below is a list of securities sold by us within the past three years which were not registered under the Securities Act.

Name of Purchaser	Date of Sale	Title of Security	Amount of Securities Sold	Consideration

Daniel de Liege (1)	April 2, 2012	Common	5,000,000	$ 5,000.00
Mark W. Koch (1)	April 2, 2012	Common	5,000,000	5,000.00
Johan Sturm (1)	April 2, 2012	Common	5,000,000	5,000.00
Joseph McNaney (1)	April 9, 2012	Common	100,000	services
Ron Logan (1)	April 9, 2012	Common	100,000	services
Frank Gutta (1)	April 9, 2012	Common	100,000	services
Joseph Cane (1)	April 9, 2012	Common	100,000	services
Gary Cole (1)	April 9, 2012	Common	10,000	services
Joseph McNaney (1)	April 9, 2012	Common	84,000	services
Greg Edwin Sims (1)	April 9, 2012	Common	400,000	services
Javier I Archila (1)	April 9, 2012	Common	21,000	services
Robert Tocci (1)	April 9, 2012	Common	100,000	services
Kevin Paul Knight (1)	April 9, 2012	Common	50,000	services
Jean Alyce Knight (1)	April 9, 2012	Common	50,000	services
Clifford Edward Knight (1)	April 9, 2012	Common	50,000	services

Gary Scott Knight (1)	April 9, 2012	Common	50,000	services
William Lee Cox (1)	April 9, 2012	Common	50,000	services
Roger Tarno (1)	April 9, 2012	Common	500,000	services
Miriam Tarno (1)	April 9, 2012	Common	500,000	services
Durrell Lincoln Hamilton (1)	April 9, 2012	Common	1,000,000	services
Charles E. Petersen (2)	April 30, 2012	Common	30,000	300.00
Guerry B. Stribling, Jr. (2)	April 30, 2012	Common	20,000	200.00
John Michael Stubbins (2)	April 30, 2012	Common	20,000	200.00
Gavin M. Stubbins (2)	April 30, 2012	Common	40,000	400.00
Heidi B. Creekmur (2)	April 30, 2012	Common	20,000	200.00
Erik P. Feldmanis (2)	April 30, 2012	Common	4,000	40.00
Dale & Lucille Picard (2)	April 30, 2012	Common	24,000	240.00
Christine Henderson (2)	April 30, 2012	Common	40,000	400.00
Donald & Shelly Stevens (2)	April 30, 2012	Common	120,000	1,200.00
Ralph E. Vock (2)	April 30, 2012	Common	20,000	200.00
Charles A. Schumacher (2)	April 30, 2012	Common	100,000	1,000.00
Steven Sadaka (2)	April 30, 2012	Common	100,000	1,000.00
Thomas Gibson (2)	April 30, 2012	Common	40,000	400.00
AIH, LLC (2)	April 30, 2012	Common	150,000	1,500.00
David Coriaty (2)	April 30, 2012	Common	20,000	200.00
Jena Waldron (2)	April 30, 2012	Common	20,000	200.00
Patricia Feik (2)	April 30, 2012	Common	20,000	200.00
Frederick N. Dewey (2)	April 30, 2012	Common	20,000	200.00
Andrew Gordon (2)	April 30, 2012	Common	60,000	600.00
Marjorie Stevens (2)	April 30, 2012	Common	25,000	250.00
Rita Smith (2)	April 30, 2012	Common	20,000	200.00
William Waddell (2)	April 30, 2012	Common	10,000	100.00
Marilyn Koch (2)	April 30, 2012	Common	20,000	200.00
Jayson Sturm (2)	April 30, 2012	Common	12,500	125.00
Angelique Sturm (2)	April 30, 2012	Common	12,500	125.00
Denise Leyendecker (2)	April 30, 2012	Common	10,000	100.00
Daniel Smith (2)	April 30, 2012	Common	11,000	110.00
Mike Smith (2)	April 30, 2012	Common	5,000	50.00
Blake Koch (2)	April 30, 2012	Common	6,000	60.00
John Edward James (1)	May 3, 2012	Common	20,000	services
Stephan Giodanella Revocable Trust (1)	May 3, 2012	Common	110,000	services
W. Evan Tullos (2)	July 6, 2012	Conv. Debenture	$50,000	$50,000
Jena Waldron (2)	July 31, 2012	Conv. Debenture	$30,000	$30,000

(1)     Shares exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

(2)     Shares exempt from registration pursuant to the terms of Rule 506 of Regulation D

The securities issued in the abovementioned transactions were either issued in connection with (a) transactions by an issuer not involving a public offering which were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 or (b) pursuant to a private placement exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the terms of Rule 506 of Regulation D. In this regard the offering was to a total of 29 persons, all of whom were either “accredited investors” or sophisticated non-accredited investors.

Item 13. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 (5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBITS

Exhibit No.	Description
3(i)	Articles of Incorporation of Alliance Media Group Holdings, Inc. (*)
3(ii)	Bylaws of Alliance Media Group Holdings, Inc. (*)
5.1	Legal Opinion of Legal Robert Diener, Esq.
10.1	Convertible Debenture in the face amount of $50,000 dated July 6, 2012 by and between the Company and W. Evan Tullos (*)
10.2	Convertible Debenture in the face amount of $30,000 dated July 31, 2012 by and between the Company and Jena Waldron (*)
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

(*) Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Palm Beach in the State of Florida on the 19th day of September , 2012.

ALLIANCE MEDIA GROUP HOLDINGS, INC.

By:	/s/ Daniel de Liege
Daniel de Liege President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Director: Principal Executive Officer

By:	/s/ Frank Gutta
Treasurer and Chief Financial Officer; Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and date stated.

/s/ Daniel de Liege
Daniel de Liege President, Secretary, Chief Executive Officer and Director; Principal Executive Officer
September 19, 2012
/s/ Mark W. Koch
Mark W. Koch Director September 19, 2012 /s/ Johan Sturm Johan Sturm Director September 19, 2012 /s/ Joseph McNaney Joseph McNaney Director September 19, 2012

/s/ Ron Logan Ron Logan Director September 19, 2012 /s/ Frank Gutta Frank Gutta Treasurer and Chief Financial Officer; Principal Accounting Officer September 19, 2012

EXHIBIT LIST

Exhibit No.	Description
3(i)	Articles of Incorporation of Alliance Media Group Holdings, Inc. (*)
3(ii)	Bylaws of Alliance Media Group Holdings, Inc. (*)
5.1	Legal Opinion of Legal Robert Diener, Esq.
10.1	Convertible Debenture in the face amount of $50,000 dated July 6, 2012 by and between the Company and W. Evan Tullos (*)
10.2	Convertible Debenture in the face amount of $30,000 dated July 31, 2012 by and between the Company and Jena Waldron (*)
23.1	Legal Opinion of Legal Robert Diener, Esq. (included with Exhibit 5.1)
23.2	Consent of Independent Auditors

(*) Previously filed